UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release issued by Blockbuster Inc. on May 5, 2005.

BLOCKBUSTER CEO ANSWERS ANOTHER QUESTION ON EMPLOYMENT

DALLAS, May 5, 2005 - Blockbuster is filing the attached disclosure with the Securities and Exchange Commission today under Schedule 14A.

In response to inquiries from the SEC, Mr. Antioco has stated that, if he is not elected to the Blockbuster Board at Blockbuster’s upcoming Annual Meeting of Stockholders on May 11th, he does not intend to remain with Blockbuster. If Mr. Antioco is re-elected to the Blockbuster Board along with one or two dissident candidates, Mr. Antioco has stated that he intends to remain on the Board, but he is undecided as to whether or not he will remain as Chief Executive Officer.

Blockbuster notes that it is not sure how the retention of Mr. Antioco can be assured without stockholders voting the WHITE card.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

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Contact:

Press

Karen Raskopf

Senior Vice President, Corporate Communications

(214) 854-3190

or

Randy Hargrove

Senior Director, Corporate Communications

(214) 854-3190

Analysts/Investors

Mary Bell

Senior Vice President, Investor Relations

(214) 854-3863

or

Angelika Torres

Director, Investor Relations

(214) 854-4279